Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC INDEPENDENT DIRECTORS EXPRESS CONFIDENCE IN NYC with share purchases, stock election

New York, January 27, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced this morning that the Company’s independent directors have acquired 24,852 shares of NYC Class A Common stock. NYC’s independent directors personally purchased an aggregate of 19,660 NYC Class A shares since January 19, 2022. In addition, each NYC independent director made an election to receive stock in lieu of cash for board services rendered during the fourth quarter 2021, as permitted under NYC’s director compensation plan.

“My fellow independent board members and I are strong believers in the long-term value of New York City real estate,” said Betty Tuppeny, Lead Independent Director. “We believe the proactive management strategy that NYC’s advisor and board of directors pursued over the last two years has helped guide the Company through the pandemic and build a stronger company. Our recent stock purchases demonstrate the depth of our confidence in the Company’s future.”

The table below details the shares acquired by each independent board member.

Independent Board Member	Shares Purchased	Shares Acquired as Compensation	Total Shares Acquired	Total Shares Owned
Elizabeth Tuppeny	9,200	2,508	11,708	22,936.0
Abby Wenzel	8,270	1,298	9,568	20,844.8
Lee Elman	2,190	1,386	3,576	13,590.0
Total	19,660	5,192	24,852	57,370.8

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Important Information

NYC intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from NYC stockholders for NYC's 2022 annual meeting of stockholders. NYC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ NYC'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by NYC with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of NYC's Investor Relations website at investors.newyorkcityreit.com or by contacting NYC's Investor Relations department at info@ar-global.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

NYC, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from NYC stockholders in connection with matters to be considered at NYC's 2022 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of NYC's directors and executive officers, in NYC is included in NYC's Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on March 30, 2021, NYC's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2021, and in NYC's Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of NYC's directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in NYC will be set forth in the Proxy Statement for NYC's 2022 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063